                                                                          10.4.2

                             NEW PRODUCTS AGREEMENT

      This NEW PRODUCTS AGREEMENT, dated as of 18th June, 1998, is by and between Medicis Pharmaceutical Corporation, a Delaware corporation, and its Affiliates (collectively "MEDICIS") and IMX Pharmaceuticals, Inc., a Utah corporation ("IMX"). Capitalized terms used herein without definition shall have the meaning set forth in the Joint Venture Agreement (as defined below).

      WHEREAS, pursuant to a Joint Venture Agreement dated June 12, 1998 by and among MEDICIS, IMX and Medicis Consumer Products Company, L.L.C. ("LLC") ("Joint Venture Agreement") and all of the Exhibits, Schedules and Agreements attached thereto, including the Facility Agreement, Service Agreement, Consulting Agreement, Stock Purchase Agreement and this Agreement ("Major Agreements"), MEDICIS, IMX and LLC have agree to form a joint venture for the development, manufacture and distribution of pharmaceutical products; and

      WHEREAS, one of the conditions of the Joint Venture Agreement is that IMX shall give MEDICIS an option to purchase any new products developed by IMX;

      NOW THEREFORE, in consideration of the agreements and mutual covenants contained herein and in the Joint Venture Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. DEFINITIONS. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Joint Venture Agreement. As used in this Agreement, the following terms shall have the meaning specified below:

            1.1 "Additional New Product Consideration" with respect to any year shall mean the product of the Sales Multiple and one-sixth of Net Sales of the applicable New Product during the most recently completed 12 months of sales of such new product.

            1.2 "Acquisition Date" shall mean with respect to any New Product, the date in which MEDICIS acquired all right, title and interest in such New Product.

            1.3 "Confidential New Product Information" shall mean any and all information pertaining to a particular New Product which is identified by IMX in writing or marked as confidential and is not generally known in the pharmaceutical or skin care industry, including without limitation the New Product Technology, Technical Information, Technical Processes, financial and statistical data, sales and client information, techniques, strategies, know-how, show-how and business plans. Confidential Information shall not include information which:

                  (a) was already in the public domain at the time of disclosure by IMX to MEDICIS or came into the public domain after such disclosure (unless through an act or failure to act in breach of this Agreement),

                  (b) was already known by MEDICIS prior to its disclosure to MEDICIS unless such knowledge is due to disclosure by IMX in relation to a New Product not purchased by MEDICIS;

                  (c) was lawfully obtained by MEDICIS from a third party under circumstances lawfully permitting its disclosure and use, or

                  (d) is independently developed by MEDICIS without reference to or reliance upon Confidential New Product Information.

            1.4 "New Product Net Sales" shall mean with respect to any New Product, the gross amount invoiced by IMX or MEDICIS, as the case may be, on all sales of such products less deductions for: (i) sales taxes, value-added taxes and excise taxes, tariffs, import or export duties, and duties paid or allowed by a selling party and any other governmental charges imposed upon the importation, use or sale of such products which are included in the gross amount invoiced; (ii) allowed customary trade and quantity discounts and allocated sales discounts; (iii) allocated transportation, bulk packaging, handling and freight charges and reasonable and customary insurance where such are separately stated as part of the sales price and are included in the gross amount invoiced; and (iv) allowances and credits to customers on account of rejection or return of products. Sales between or among IMX or MEDICIS, as the case may be, and its Affiliates or sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the subsequent sales to third parties by such affiliates or sublicensees. For purposes of determining Net Sales, a sale shall be deemed to have occurred when the products have been shipped.

            1.5 "New Products" mean any commercially marketable products made or acquired, in whole or in part, by IMX, either itself or jointly with others to be used or usable in the skin care, cosmetic or healthcare industry, provided however, that the basis for such product is not New Intellectual Property or any Improvements.

            1.6 "New Product Profits" shall mean with respect to any year, sales of New Products less costs of goods less direct costs less an allocation of expenses as determined by MEDICIS in good faith.

            1.7 "New Product Report" shall mean a written report by IMX informing MEDICIS of development work being conducted, directly or indirectly, by IMX on New Products.

            1.8 "New Product Technology" means any and all Technical Information and Technical Processes, discoveries, inventions (whether or not patented or patentable), trade secrets, software (whether in source code or object code), which are on the effective date of this Agreement owned by or licensed to IMX and which are necessary or useful, in the manufacture, use or marketing of the New Products.

            1.9 "New Product Title" shall mean all right, title and interest to the New Product Technology, Technical Information, Technical Processes, Trademarks comprising a New Product and any samples, equipment, supply lines, inventory, Government approvals, manufacturing agreements and any other item developed by IMX which is useful for or relating to a particular New Product.

            1.10 "Technical Information" shall mean technical data, professional, scientific and engineering information, patents, copyright material, know-how, show-how, manufacturing techniques, specifications of equipment and materials, documentation relating to availability of FDA approvals for the New Product, marketing information, advertising materials and brochures and other information or knowledge relating to the manufacture and marketing of New Products and the Technical Processes relating to New Products, including without limitation design drawings for any New Product and all other proprietary information relating to a New Product.

            1.11 "Technical Processes" means the processes and methods of working for the manufacture of any New Products.

            1.12 "Territory" shall mean (a) with respect to any New Product created under the First Refusal Agreement, dated as of October 13, 1995, between IMX and Meyer-Zall Industries, Inc., as amended from time to time ("Meyer-Zall License"), the United States of America and Puerto Rico, and (b) with respect to any New Product not created under the Meyer-Zall License, all of North America, together with the states, commonwealths, provinces and territories thereof.

            1.13 "Trademarks" means any name or mark and such trademarks or other commercial designations which are used to describe any New Products, whether or not registered, and including trademarks, trademark registrations and pending applications for registrations using such names or commercial designations, registered or filed in the Territory, and all goodwill associated therewith.

      2. PURCHASE OPTION.

            2.1 New Product Report. Within 10 days of the beginning of each fiscal quarter during the term of this Agreement, IMX shall send to MEDICIS a New Product Report. The New Product Report shall include information regarding:
(a) the use of the New Product; (b) an explanation of the science or other technology underlying the New Product; (c) the ownership of the technology underlying the New Product, (d) whether any New Intellectual Property or Contributed Intellectual Property is included in the New Product; (e) the anticipated cost of developing the New Product; (f) anticipated date of completion of development; (g) strategic marketing concepts for the New Product and (h) the terms of any third party contracts relating to the New Products.

            2.2 Within 60 days of receiving the New Product Report, MEDICIS shall inform IMX if MEDICIS is interested in acquiring the New Product Title in the Territory. If

MEDICIS has indicated interest in a New Product, MEDICIS may assist IMX, to the extent MEDICIS believes appropriate in the development of such New Product. All costs incurred by MEDICIS in the development of any New Product shall be promptly reimbursed by IMX upon the request of MEDICIS.

            2.3 Option to Purchase. Upon successful completion of the development of such New Product, IMX shall promptly provide MEDICIS with a Notice of Option to Purchase a New Product, together with adequate production quality samples of the New Product and with information regarding test results, packaging, logo design and trade dress, marketing concepts, sales strategy, projected first year high and low sales thresholds and total development costs and other information as MEDICIS may reasonably request. Within 60 days of receipt by MEDICIS of such notice, MEDICIS shall provide IMX with written notice of its election to acquire or not acquire the New Product Title in the Territory. If MEDICIS elects to exercise its option to purchase the New Product Title, MEDICIS shall pay to IMX for the rights in the New Product Title the following: (i) the out-of-pocket development costs incurred by IMX for the New Product (subject to the limitations set forth in Section 5); and (ii) for each of the three years after the date in which MEDICIS acquired the New Product Title, the Additional New Product Consideration and one-sixth of the New Product Profits from such New Product. At the time MEDICIS makes an election to purchase a New Product, MEDICIS shall inform IMX of its intended method of payment and the timing of any payments contemplated under Section 2.3(ii).

            2.4 Final Option to Purchase. If MEDICIS does not elect to purchase the New Product Title prior to commercial sales of the New Product, twelve months after first commercial sales of the New Product, IMX shall provide MEDICIS with a Notice of a Final Option to Purchase a New Product, containing a full, accurate and complete information regarding the New Product, including information regarding total sales of New Product (including order and reorders) and other information as may reasonably be requested by MEDICIS. Within 60 days of receipt by MEDICIS of such notice, MEDICIS shall provide IMX with written notice of its election to acquire or not acquire New Product Title in the Territory. In the event that MEDICIS elects to exercise the option to purchase such New Product, MEDICIS shall pay to IMX (i) the out-of-pocket development costs incurred by IMX for the New Product (subject to the limitations set forth in Section 5), (ii) a sum equal to one times New Product Net Sales of the New Product in the first year of commercial sales of the New Product by IMX and
(iii) for each of the three years after the date in which MEDICIS acquires the New Product Title, the Additional New Product Consideration and one sixth of the New Product Profits from the New Product. At the time MEDICIS elects to exercise the option to purchase, MEDICIS shall inform IMX of its intended method of payment and the timing of any payments contemplated under Section 2.4(ii) and 2.4(iii).

      3. TRANSFER OF NEW PRODUCT TITLE, OWNERSHIP

            3.1 On completion of the purchase and sale of a New Product by IMX to MEDICIS, IMX shall execute any and all documents, assignments, applications or other instruments which MEDICIS may deem necessary in order to (i) assign or convey to or vest in MEDICIS the sole and exclusive right, title and interest in and to the New Product Title; (ii) apply for, prosecute and obtain any patents, trademarks, copyrights or other legal protection in the Territory for the New Product Technology or New Product Trademarks; (iii) represent and warrant that the use of any New Product Technology by MEDICIS (and its Affiliates and sublicensees) will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party.

            3.2 Other Technology. If IMX intends to incorporate into any New Product any Technical Information, Technical Processes, discoveries, inventions, trade secrets or software which IMX claims is proprietary to any person other than IMX (the "Other Technology"), IMX shall first notify MEDICIS of such intention before its incorporation into any New Product. IMX shall incorporate the Other Technology into such property only upon the written consent of MEDICIS. If such Other Technology is so incorporated, IMX hereby:

                  (a) Grants to MEDICIS, as the case may be, a perpetual, irrevocable, royalty-free right to use (and sublicense others to use) the incorporated Other Technology in the Territory effective upon delivery which shall be non-exclusive to MEDICIS; and

                  (b) Represents and warrants that the use of the Other Technology by MEDICIS (and its Affiliates and sublicensees) will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party.

      4. DETERMINATION OF SALES MULTIPLES. Upon the exercise of the option by MEDICIS pursuant to Section 2.3 or 2.4, both MEDICIS and IMX shall in good faith agree on the low and high sales thresholds for the New Product. In the first year of commercial sales of the New Product by MEDICIS ("Year 1"), if the New Product Net Sales are below the low sales threshold as determined pursuant to
Section 2.4, the Sales Multiple shall be two and, if New Product Net Sales are above the high sales threshold, the Sales Multiple shall be three. The Sales Multiple in Year 1 shall be prorated for any amounts between the low and high sales threshold. In the second year of sales of the New Product by MEDICIS ("Year 2") and the third year of sales of the New Product by MEDICIS ("Year 3"), the Sales Multiple shall be as follows:

            4.1 if New Product Net Sales decline over the prior fiscal year of the LLC, the Sales Multiple is one; and

            4.2 if New Product Net Sales increase over the prior fiscal year of the LLC by:

                  (a)   less than 10%, the Sales Multiple is 1.5;

                  (b)   10%, the Sales Multiple is two;

                  (c)   30%, the Sales Multiple is three; and

                  (d) greater than or equal to 50%, the Sales Multiple is four.

The Sales Multiple shall be prorated for New Product Net Sales increases in Year 2 and 3 between 10% and 50%.

      5. LAPSE OF PURCHASE OPTION. In the event that MEDICIS does not exercise its purchase options pursuant to Sections 2.3 and 2.4 above with respect to any New Product, the rights of MEDICIS for such New Product shall lapse and IMX shall own all right, title and interest to such New Product.

      6. RESTRICTIONS ON IMX PRODUCT DEVELOPMENT ACTIVITIES. With respect to any New Products, IMX shall not enter into any material development, licensing, supply, sale, marketing, research or other similar agreements or arrangements with any third party without providing MEDICIS the opportunity to review and discuss the desirability of such arrangements or agreements. In the event that any such arrangement or agreement was entered into by IMX without the prior written consent of MEDICIS and MEDICIS elects to purchase the New Product so developed by IMX, MEDICIS shall have the option (i) to not assume any obligations under such arrangements or agreements or (ii) disregard the costs incurred under the arrangement or agreement in the calculation of developments costs pursuant to clause (i) of Sections 2.3 and 2.4 hereof. Notwithstanding the foregoing, IMX shall have the right to in connection with any supply, sale, marketing, research or other similar agreements or arrangements with any third party to enter into contracts for less than $50,000 individually or $100,000 in the aggregate relating to any New Product, provided the terms of such contracts and the obligations of IMX (or its successors and assigns) do not extend over one year. With respect to development, licensing agreements or other similar agreements or arrangements, IMX shall have the right to enter into agreements that bind IMX or any successor or assign to pay no more than 2% of New Product Net Sales of any such New Product for any obligation extending beyond three years, provided that upon the expiration of the term of such agreement, IMX (and its successors and assigns) shall have all right, title and interest, exclusive of all others, in the New Products and the intellectual property underlying any New Products.

      7. CONFIDENTIAL NEW PRODUCT INFORMATION.

            7.1 Medicis Confidentiality Obligation. As long as MEDICIS has not acquired the New Product Title to any particular New Product, MEDICIS agrees to keep any Confidential New Product Information relating to such New Product secret and confidential, and not to use or disclose to any third-parties, except as directly required for MEDICIS to evaluate such New Product.

            7.2 IMX Confidentiality Obligation. IMX acknowledges and agrees that after the sale to MEDICIS of any New Product Title, IMX shall have no claim on or interest in the Confidential New Product Information relating to such New Product and that it shall turn over to MEDICIS all documents, notes, memoranda, writings, drawings or other material embodying or containing any Confidential New Product Information and that it shall keep any Confidential New Product Information relating to such sold New Product secret and confidential and that it shall not use or disclose such Confidential New Product Information to any third parties.

      8. TERM AND TERMINATION. Unless earlier terminated in accordance with this
Section 8, this Agreement shall continue in effect until the later of (a) five years from the date of this Agreement, or (b) the date which is the three year anniversary of the last date in which IMX receives payment for any New Product in accordance with the terms of this Agreement or upon IMX's election, upon a Change in Control of MEDICIS.

            8.1 Termination for Cause. In addition to any damages or other remedies available under applicable law or in equity, either party may terminate this Agreement without prejudice to any rights of action accrued to either party at the date of termination if the other party materially breaches any of the terms of this Agreement and fails to remedy such breach (if capable of being remedied) within 30 calendar days after written notice by the non-breaching party to the breaching party specifying the nature of the breach.

                  (a) In the event of a termination for cause by MEDICIS under this Section 8.1, MEDICIS shall be entitled to keep any New Product Title it has purchased under this Agreement, but shall be under no further obligation to submit payments to IMX for such New Product Title.

                  (b) In the event of a termination by IMX under this Section
8.1 related to MEDICIS's failure to pay the consideration for a particular New Product or a breach of Section 9.2, MEDICIS shall transfer to IMX, through execution of such documentation as is reasonably required by IMX, MEDICIS's interest in such New Product Title; provided however, that IMX repay to MEDICIS any out-of-pocket development costs and any Additional New Product Consideration previously paid by MEDICIS for such New Product Title and, in the event a New Product is purchased under Section 2.4, any amounts paid under 2.4(ii). IMX shall make such payment to MEDICIS on mutually agreeable terms over a period not to exceed two years.

            8.2 Effect of Termination. The obligations of the parties hereto contained in Sections 7 and 9-12 inclusive.

      9. POST-TERMINATION RESTRICTIONS.

            9.1 MEDICIS is hereby agreeing to purchase New Product from IMX based upon IMX's assurances and promises contained herein that IMX will not reduce the value of the New Product purchased by MEDICIS by using the Confidential New Product Information IMX has sold to MEDICIS or by making or helping a competitor to make a product competitive with the New Product. Accordingly, IMX agrees that during the time MEDICIS is paying IMX for the purchase of a particular New Product and for a period of three years, thereafter, IMX will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

                  (a) engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying, distribution or sale of a product, process, apparatus, service or development which is competitive with such New Product purchased by

MEDICIS ("Competitive Work"), and which serves any market in which such New Product is sold by MEDICIS during the term of this restriction.

                  (b) solicit, call on, or in any manner cause or attempt to cause, or provide any Competitive Work to, any customer or active prospective customer of MEDICIS which IMX helped MEDICIS solicit, gave MEDICIS the name of or which was a customer for the New Product at the time IMX sold the New Product to MEDICIS.

            9.2 MEDICIS agrees that during the three-year period in which MEDICIS is paying the consideration for a particular New Product, MEDICIS will not engage in, assist or have an interest in the manufacture, supply or sale in the Territory of any products which are based on the same active ingredient as contained in the New Product Technology for such New Product, other than those products which are in development, as evidenced by written documentation, or being manufactured, distributed, marketed or sold by MEDICIS or its Affiliates on the date of acquisition of such New Product title.

      10. ACKNOWLEDGMENT REGARDING RESTRICTIONS. IMX and MEDICIS recognize and agree that the restraints contained in Section 9 are reasonable and enforceable in view of MEDICIS's legitimate interests in protecting its investment in a New Product or IMX's in protecting the consideration payable to it for any New Product Title and in protecting the Confidential New Product Information.

      11. RIGHT TO INJUNCTIVE RELIEF, TOLLING. In the event of a breach or threatened breach of any of IMX's obligations under the terms and provisions of Sections 7.2 and 9.1 hereof or MEDICIS's obligations under the terms and provisions of Section 7.1 and 9.2 hereof, MEDICIS or IMX as the case may be shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. IMX hereby expressly acknowledges that the harm which might result to MEDICIS's investment in a New Product as a result of any noncompliance by IMX with any of the provisions of Sections 7.2 and 9 would be largely irreparable. MEDICIS hereby expressly acknowledges that the harm which might result to the value of an unsold New Product to IMX as a result of any noncompliance by MEDICIS with any of the provisions of Section 7.1 would be largely irreparable. IMX specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 9 hereof, IMX will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction. IMX and MEDICIS agree that the running of the period set forth in
Section 9 hereof shall be tolled during any period of time in which IMX or MEDICIS violates that section.

      12. MISCELLANEOUS.

            12.1 Arbitration. The parties shall promptly submit to Arbitration any dispute which may arise in connection with this Agreement (or the transaction or relationships contemplated thereon) that is not promptly resolved by them pursuant to Section 19 of the Joint Venture Agreement.

            12.2 Choice of Forum and Governing Law. The parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in Maricopa County, Arizona and the parties hereby agree to submit to the jurisdiction of such courts; and (ii) the Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard for any conflict of law principles.

            12.3 Severability. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this
Section is reasonable in view of the parties' respective interests. In the event that the terms and conditions of this Agreement are materially altered by any limitations to its provisions, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities in an attempt to carry out to the extent legally permissible the severed or altered portion.

            12.4 Assignment; Binding Agreement.

                  (a) This Agreement and all or any part of MEDICIS's rights and obligations hereunder may be assigned by MEDICIS at any time to any Affiliate of MEDICIS. MEDICIS shall cause such Affiliate(s) to perform any of MEDICIS's obligations hereunder which are assigned to such Affiliate(s).

                  (b) Neither this Agreement nor any of IMX's rights or obligations hereunder may be assigned by IMX without MEDICIS's prior written consent.

                  (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and permitted assigns. This Agreement is not intended, nor shall be construed, to give any person other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

            12.5 Entire Agreement and Modification. This Agreement, including the Schedules and Exhibits attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the parties. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

            12.6 Remedies. Nothing contained herein is intended to or shall be construed to limit the remedies which either party may have against the other in the event of a breach of or default under this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

            12.7 Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

            12.8 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            12.9 Cooperation. Each party agrees to cooperate and to take such further action and to execute and deliver such additional instruments and documents as the other party may, from time to time, reasonable request in order to effectuate and accomplish the purpose of this Agreement.

            12.10 Headings; Interpretation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Both parties have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

            12.11 Payment of Fees and Expenses. Each party hereto shall pay all fees and expenses of such party's respective counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby, including any finder's or brokerage fees.

            12.12 Notices. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):

                  If to MEDICIS:   MEDICIS Pharmaceutical Corporation
                                   4343 East Camelback, Suite 250
                                   Phoenix, Arizona 85018-2700
                                   Attention: Jonah Shacknai
                  with a copy to:  Bryan Cave LLP
                                   2800 North Central Avenue
                                   21st Floor
                                   Phoenix, Arizona 85004-1098
                                   Attention: Frank M. Placenti, Esq.

                  If to IMX:       IMX Pharmaceutical Corporation
                                   2295 Corporate Boulevard
                                   Boca Raton, Florida  33431
                                   Attn: William Forster

                  with a copy to:  Nason, Yeager, Gerson, White & Lioce, P.A.
                                   1645 Palm Beach Lakes Boulevard
                                   Suite 1200
                                   West Palm Beach, Florida 33401
                                   Attn: Gary N. Gerson

All written notices shall be deemed delivered and properly received upon the earlier of two (2) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers on the date hereof.


                                    MEDICIS PHARMACEUTICAL CORPORATION

                                     /s/ Mark A. Prygocki
                                    --------------------------------------------
                                    Mark A. Prygocki, Sr.
                                    Chief Financial Officer


                                    IMX PHARMACEUTICALS, INC.

                                     /s/ William Forster, President
                                    --------------------------------------------
                                    William Forster, President